Exhibit 99.1

Contacts:Investors:	Media:

Vincent L.	Mark Semer
Sadusky

LIN TV Corp.	Kekst and
Company

(401) 457-9403	(212) 521-4802
LIN TV Announces New CFO and New Vice President, Internet
PROVIDENCE, RI, November 27, 2006 — LIN TV Corp. (NYSE: TVL) today reported additions to further strengthen its senior management team:
•	Bart Catalane has been named Senior Vice President and Chief Financial Officer. Mr. Catalane has over 25 years of financial and operational experience in the media sector and extensive experience with SEC reporting, internal and external auditing, capital markets, acquisitions, startups and IT. Mr. Catalane previously served as President, Chief Operating Officer and Chief Financial Officer of Ziff Davis Media, Inc. since 2001 until earlier this year. He was Chief Financial Officer of TMP Worldwide Inc. from 1999 to 2001 and Chief Financial Officer of ABC Radio Networks, ABC Radio and ABC Broadcasting from 1989 to 1999. Mr. Catalane was a member of the Capital Cities/ABC corporate finance team from 1984 to 1989. He is a Certified Public Accountant.

•	Robb Richter has been named Vice President, Internet of LIN Television Corporation, a new position responsible for all of LIN TV’s online operations that will work closely with LIN TV’s group of top-rated stations on content and sales. Since 2001, Mr. Richter has served as Vice President of Marketing and Sales Planning for ShopNBC, where he managed all marketing functions online and offline, driving sales, traffic and viewership to a top 50 internet retail site and a network reaching 65 million cable and satellite homes. Prior to ShopNBC, Mr. Richter was Vice President of DET, LLC, a major market newspaper consulting company working with newspaper groups including Hearst, Knight Ridder and Media General, where he was charged with directing initiatives to increase circulation, public awareness and advertising revenues.
Both executives will report directly to Vincent L. Sadusky, LIN TV’s President and Chief Executive Officer.

In announcing the changes, Mr. Sadusky said: “We are pleased to announce these important additions to our management team. Both Bart and Robb have outstanding experience and are innovative thinkers. Their skills and experience complement our existing management team and bring new expertise to help us achieve our goals of growth and efficiency in our traditional broadcasting and digital operations.
Mr. Sadusky continued, “Bart brings a wealth of knowledge to LIN TV gained through his 25 years of experience in various finance and accounting, as well as operational, functions with top-tier media companies, including broadcasting, publishing and Internet.
“I am excited to have an e-commerce leader of Robb’s caliber working to monetize LIN’s existing Internet traffic, evaluate on-line partnerships and develop new products that are extensions of our traditional television station operations” Mr. Sadusky concluded.
About LIN TV
LIN TV Corp. is the owner and operator of 31 television stations in 18 mid-sized markets in the U.S. and Puerto Rico.
The Company owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. LIN is also a 1/3 owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.
Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.